iM Global Funds / PartnerSelectFunds

Litman Gregory

[    ], 2021

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, MA, 02210

Attention: [    ]

Re:	iM Dolan McEniry Corporate Bond Fund, iM DBi Managed Futures Strategy ETF and iM DBi Hedge Strategy ETF

Ladies and Gentlemen:

Please be advised that Litman Gregory Funds Trust (the “Fund”) has established three new series of shares to be known as iM Dolan McEniry Corporate Bond Fund, iM DBi Managed Futures Strategy ETF and iM DBi Hedge Strategy ETF (each, a “Portfolio”), which are expected to become effective on August 18, 2021.

In accordance with the Section 1, the Appointment of Administrator provision, of the Administration Agreement dated as of September 10, 2014 by and among State Street Bank and Trust Company (“State Street”) and the Fund (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned Fund hereby requests that State Street act as Administrator for each new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

Litman Gregory Funds Trust

By:	[ ]
Name:	[ ]
Title:	[ ]

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	[ ]
Name:	[ ]
Title:	[ ], Duly Authorized

Effective Date:	[ ], 2021